QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

NEKTAR THERAPEUTICS

SUBSIDIARIES*

Name	Jurisdiction of Incorporation or Organization
Nektar Therapeutics AL, Corporation	Alabama
Nektar Therapeutics UK, Ltd.	United Kingdom
Inhale Therapeutic Systems Deutschland Gmbh	Germany
Inhale Therapeutic Systems, U.K. Limited	United Kingdom

* Includes subsidiaries that do not fall under definition of "Significant Subsidiary" as defined under Rule 1-02(w) of Regulation S-X.

QuickLinks

  Exhibit 21.1
NEKTAR THERAPEUTICS SUBSIDIARIES